EXECUTION COPY

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (this "Agreement") dated as of October 22, 2001, between FOSTER WHEELER LTD., a Bermuda company (the "Company"), and Raymond J. Milchovich (the "Executive").

         The Company wishes to employ the Executive, and the Executive wishes to accept employment with the Company, on the terms and conditions set forth in this Agreement.

         Accordingly, the Company and the Executive hereby agree as follows:

         I. EMPLOYMENT, DUTIES AND ACCEPTANCE.

         1.1 EMPLOYMENT, DUTIES. The Company hereby employs the Executive for the Term (as defined in Section 2. 1), to render exclusive and full-time services to the Company, in the capacity of president and chief executive officer of the Company and to perform such other duties consistent with such position (including service as a director or officer of any affiliate of the Company if elected) as may be assigned by the Board of Directors of the Company (the "Board"); PROVIDED, however, that the Executive may, subject to approval by the Board, serve on the Board of Directors of not more than two for-profit businesses at any time during the Term that do not compete with the Company and may participate in civic, charitable and industry organizations to the extent that such participation does not materially interfere with the performance of his duties hereunder. The Executive's title shall be President and Chief Executive Officer, or such other titles of at least equivalent level consistent with the Executive's duties from time to time as may be assigned to the Executive by the Board, and the Executive shall have all authorities as are customarily and ordinarily exercised by executives in similar positions in similar businesses in the United States. The Executive shall report solely to the Board. The Company agrees to use its best efforts to cause the Executive to be elected to the Board, and to have the Executive serve as Chairman of the Board throughout his service on the Board during the Term.

         1.2 ACCEPTANCE. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, and consistent with the above, the Executive agrees to serve the Company faithfully and to the best of the Executive's ability, to devote the Executive's entire business time, energy and skill to such employment, and to use the Executive's best efforts, skill and ability to promote the Company's interests.

         1.3 LOCATION. The duties to be performed by the Executive hereunder shall be performed primarily at the Company's offices in Clinton, New Jersey, subject to reasonable travel requirements consistent with the nature of the Executive's duties from time to time on behalf of the Company. The Executive shall keep his primary residence within reasonable daily commute of the Clinton, New Jersey area throughout the Term.



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         2. TERM OF EMPLOYMENT.

         2.1 TERM. The term of the Executive's employment under this Agreement (the "Term") shall commence on November 12, 2001, or such earlier date in respect of which the Executive provides at least three days advance written notice to the Company (the "Effective Date"), and shall end on the earlier of
(i) the fifth anniversary of the Effective Date and (ii) such earlier date on which the Term is terminated pursuant to Section 4.

         3. COMPENSATION; BENEFITS.

         3.1 SALARY. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay to the Executive during the Term a base salary, payable monthly in arrears, at the initial annual rate of $840,000 (the "Base Salary"). On each anniversary of the Effective Date or such other appropriate date as may be agreed by the parties during the Term, the Company shall review the Base Salary and determine if, and by how much, the Base Salary should be increased; PROVIDED, however, that the Base Salary shall be increased on such anniversary or such other agreed upon date by a percentage not less than the average percentage of such increase for the Company's salaried workforce. Once the Base Salary has been increased hereunder, it shall not be decreased. All payments of Base Salary or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations.

         3.2 BONUS. In addition to the amounts to be paid to the Executive pursuant to Section 3.1, if the Company achieves 100% or more of the Company's target which are recommended by the Executive and approved by the Compensation Committee of the Board (the "Compensation Committee") not later than March 31 of such year, the Executive shall receive an annual bonus (an "Annual Bonus") equal to the product of (i) the Executive's Base Salary at the rate in effect at the end of such fiscal year and (ii) 80%. Should the Company achieve objectives in a fiscal year which are recommended by the Executive and approved by the Compensation Committee not later than March 31 to be significantly beyond expectations for the Company's performance for such year, the 80% multiplier set forth in clause (ii) of the preceding sentence shall be increased to 240% of Base Salary. Upon recommendation by the Executive and approval by the Compensation Committee not later than March 31 of the year to which it relates, a formula will be established to provide for recognition of threshold objectives below the target and for pro rata awards between the threshold award opportunity and the maximum award opportunity. Any Annual Bonus earned hereunder shall be payable not later than ninety (90) days following the end of the fiscal year to which it relates. Except in the event of a termination of the Executive's employment pursuant to Section 4.4, in the event that the Executive's employment shall terminate other than on a date which is the last day of a fiscal year of the Company, the Executive's Annual Bonus with respect to the fiscal year in which employment terminates shall be prorated for the actual number of days of the Executive's employment by the Company during such fiscal year, and such Annual Bonus, if any, shall be payable on the date that executive bonuses are paid generally,





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whether or not the Executive remains employed on such date. The
Executive shall be entitled to no Annual Bonus in respect of the year 2001 or the fiscal year of the Company in which his Employment terminates if such termination is pursuant to Section 4.4.

         3.3 STOCK OPTIONS . Subject to the provisions of Section 4, the Executive will receive nonqualified options to purchase shares of Company common stock, as set forth on Exhibit A hereto, each with a term of 10 years from the date of grant and an option exercise price equal to the median of the high and low price of Company common stock on the date of grant and otherwise on terms (other than number of shares covered) substantially the same as other senior executives of the Company generally. Subject to the foregoing and the provisions of Section 4, the options so granted shall vest and become exercisable as set forth on Exhibit A.

         3.4 BUSINESS EXPENSES. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's services under this Agreement, subject to and in accordance with applicable expense reimbursement and related policies and procedures as in effect from time to time.

         3.5 VACATION . During each year of the Term the Executive shall be entitled to a paid vacation period or periods of five (5) weeks taken in accordance with applicable vacation policy as in effect from time to time.

         3.6 FRINGE BENEFITS; PERQUISITES; EXECUTIVE COOPERATION.

         (i) During the Term, the Executive shall be entitled to participate in those defined benefit, defined contribution, group insurance, medical, dental, disability and other benefit plans of the Company as from time to time in effect and made available to senior executives of the Company generally; PROVIDED, however, that the Executive shall not be entitled to participate in any non-tax qualified defined benefit or defined contribution plan offered by the Company or in the Company's split-dollar management life insurance program.

         (ii) During the Term, the Company shall provide to the Executive those perquisites and other benefits set forth on Exhibit B hereto.

         (iii) Should the Company so elect, the Executive will cooperate in assisting the Company in obtaining a key man life insurance policy on the life of the Executive, the beneficiary of which shall be the Company, including completing all necessary application materials and submitting to one or more physical examinations with a physician of the Company's choice.

         3.7 SIGNING BONUS. The Company shall pay to the Executive on the Effective Date a bonus (the "Signing Bonus") in the amount of $500,000 If the Company terminates the Executive for Cause (as defined in Section 4.3) or if the Executive terminates employment with the Company other than with Good Reason (as defined in Section 4.4), in either event before the first anniversary of the commencement


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of the Term, the Executive shall repay to the Company, within 30 days of such termination, the net after-tax amount of the Signing Bonus.


         3.8 SERP. As described on Exhibit C.

         4. TERMINATION.

         4.1 GENERAL. Following any termination of the Executive's employment, the Company shall pay or provide to the Executive, or his estate or beneficiary, as the case may be, (i) Base Salary earned through the date of such termination;
(ii) except in the case of a termination described in Section 4.4, any earned, but unpaid, annual cash incentive or other incentive awards; (iii) a payment representing the Executive's accrued but unpaid vacation; (iv) any vested, but not forfeited benefits on the date of such termination under the Company's employee benefit plans in accordance with the terms of such plans; and (v) benefit continuation and conversion rights to which the Executive is entitled under the Company's employee benefit plans and this Agreement.

         4.2 DEATH. In addition to those payments and benefits described in
Section 4.1, if the Executive shall die during the Term, the Term shall immediately terminate and the Executive shall be entitled to no further payments or benefits hereunder, except: (i) the Company shall make a monthly payment to the Executive's estate or beneficiary, as the case may be, at the end of each of the first twenty-four (24) months following such termination equal to the product of (a) one hundred eighty percent (180%) of the Base Salary on the date of such termination, multiplied by (b) a fraction, the numerator of which is one and the denominator of which is twelve; (ii) continuing receipt of the medical benefits described in Section 3.6(i) during the twenty-four (24) month period commencing on the date of such termination; and (iii) any granted but unexercised options set forth on Exhibit A hereto shall become vested and exercisable and shall remain so for the period commencing the date of such termination through the second anniversary of such termination.

         4.3 DISABILITY . In addition to those payments and benefits described in Section 4.1, if during the Term the Executive shall become physically or mentally disabled (a "Disability"), whether totally or partially, such that the Executive is unable to perform the Executive's principal services hereunder for a period of not less than one hundred eighty (180) consecutive days, the Company may at any time after the last day of such period (provided that such disability is continuing), by written notice to the Executive, terminate the Term and Executive shall be entitled to no further payments or benefits hereunder, except that the Executive shall be entitled to receive the payments and benefits described in Section 4.2 above, less any payments made to the Executive pursuant to a Company disability insurance plan.

         4.4 FOR CAUSE; WITHOUT GOOD REASON . In addition to those payments and benefits described in Section 4.1, if the Company terminates the Executive's employment for Cause or the Executive terminates his employment other than for Good Reason, the Term shall terminate immediately and (i) the Executive shall



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be entitled to receive no further amounts or benefits hereunder, except as required by law (ii) all unvested options set forth on Exhibit A hereto, shall be immediately forfeited; and (iii) all granted but unexercised options set forth on Exhibit A hereto which are not forfeited pursuant to clause (ii) of this sentence shall be forfeited on the date which is ninety (90) days following such termination. For purposes of this Agreement, "Cause" shall mean the Executive (i) being convicted of, or pleading guilty or not contest to, a felony (except for motor vehicle violations); (ii) engaging in conduct that constitutes gross misconduct or fraud in connection with the performance of his duties to the Company; or (iii) materially breaching this Agreement which the Executive does not cure within thirty (30) days after the Company provides written notice of such breach to the Executive. The Executive shall not terminate his employment without Good Reason prior to the date which is thirty (30) days following the date on which the Executive provides written notice of such termination to the Company; PROVIDED, however, that the Company may waive such notice period in writing.

         4.5 WITHOUT CAUSE; FOR GOOD REASON. In addition to those payments and benefits described in Section 4. 1, if during the Term the Company terminates the Executive's employment without Cause or if the Executive terminates his employment with Good Reason, the Term shall immediately terminate and the Executive shall be entitled to no further payments or benefits hereunder, except: (i) the Company shall make a monthly payment to the Executive at the end of each of the first twenty-four (24) months following the date of such termination equal to the product of (a) one hundred eighty percent (180%) of the Base Salary on the date of such termination, multiplied by (b) a fraction, the numerator of which is one and the denominator of which is twelve; (ii) continuing receipt of those perquisites and benefits described in Section 3.6(i) and (ii) to the extent set forth in Exhibit B hereto during the twenty-four month period commencing on the date of such termination; (iii) any granted but unexercised options set forth on Exhibit A hereto shall become vested and exercisable and shall remain so for the period commencing the date of such termination through the second anniversary of such termination; and (iv) the Company shall pay the reasonable cost of executive-level career assistance services for the Executive by a firm designated by the Executive for a period of twelve months following such termination. For purposes of this Agreement, "Good Reason" shall mean, without the Executive's consent, the occurrence of any of the following during the Term: (i) a material change in the Executive's position causing it to be of materially less stature or responsibility, or a change in the Executive's reporting relationship, but in each case only if the Company does not cure such change within thirty (30) days after the Executive provides written notice of such change to the Company (the Executive's notice to be given within thirty (30) days of such change); or (ii) following a "Change of Control", (as defined in Section 4.6.2), the relocation of the Executive's principal place of employment by more than fifty (50) miles; (iii) the Company materially breaches this Agreement and does not cure such breach within thirty
(30) days after the Executive provides written notice of such breach to the Company (the Executive's notice to be provided within thirty (30) days of his being notified of such breach); or (iv) the Executive is not nominated for election to the Board or, if elected to the Board, is not named as its Chairman, or the Executive is not timely renominated for election to the Board or is involuntarily removed from the Board under circumstances that would not constitute Cause or Disability




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hereunder. The Company shall not terminate the Executive's employment without
Cause prior to the date which is thirty (30) days following the date on which the Company provides written notice of such termination to the Executive; PROVIDED, however, that the Executive may waive such notice period in writing.

         4.6 CHANGE OF CONTROL.

         4.6.1 In addition to those payments and benefits described in Section
4. 1, if during the Term the Company terminates the Executive's employment without Cause or the Executive terminates his employment with Good Reason, in each case following a Change of Control, or if the Executive terminates his employment for any reason during the thirty (30) day period commencing on the date which is twelve months following a Change of Control, the Term shall immediately terminate and the Executive shall be entitled to no further payments or benefits hereunder, except (i) the Company shall make a lump sum payment to the Executive equal to five hundred forty percent (540%) of the Base Salary on the date of such termination; (ii) continuing receipt of those perquisites and benefits described in Section 3.6(i) and (ii) to the extent set forth in Exhibit B hereto during the thirty-six month period commencing on the date of each termination; (iii) any granted but unexercised options set forth on Exhibit A hereto shall become vested and exercisable and shall remain so for the period commencing on the date of such termination through the earlier the second anniversary of such termination; (iv) the Company shall pay the reasonable cost of executive-level career assistance services for the Executive by a firm designated by the Executive for a period of twelve months following such termination; and (v) the payment required, if any, pursuant to Section 4.6.3.

         4.6.2 For purposes of this Agreement, a "Change of Control" shall be deemed to occur upon: (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company' s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert other than in the ordinary course of business; (ii) any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in any Person (as defined in Section 13(h)(8)(E) under the Securities Exchange Act of 1934) becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, or more than 20% of the aggregate voting power of all classes of common equity of the Company, except if such Person is (w) a subsidiary of the Company, (x) an employee benefit plan for employees of the Company or (y) a company formed to hold the Company' s common equity securities and whose shareholders constituted, at the time such company became such holding company, substantially all the shareholders of the Company; or (iii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the then current Board members ceases to be comprised of individuals who either (a) have been Board members continuously since the beginning of such period, or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board.




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         4.6.3.1 If it shall be determined that any payment or distribution of any type to or in respect of the Executive made directly or indirectly, by the Company, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), is or will subject to the excise tax imposed by Section 4999 of the Internal Code of 1986, as amended (the "Code"), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax", then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

         4.6.3.2 All computations and determinations relevant to Section 4.6.3 and this 4.6.4 shall be made by a national accounting firm selected and reimbursed by the Company from among the five (5) largest accounting firms, in the United States (the "Accounting Firm"), subject to the Executive's consent (not to be unreasonably withhold), which firm may be the Company's accountants. Such determinations shall include whether any of the Total Payments are "parachute payments" (within the meaning of Section 280G of the Code). In making the initial determination hereunder as to whether a Gross-Up Payment is required, the Accounting Firm shall determine that no Gross-Up Payment is required if the Accounting Firm is able to conclude that no "Change of Control" has occurred (within the meaning of Section 280G of the Code). If the Accounting Firm determines that a Gross-Up Payment is required, the Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter both to the Company and the Executive by no later than ten
(10) days following the Termination Date, if applicable, or such earlier time as is requested by the Company or the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive and the Company with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that the Executive has substantial authority not to report any Excise Tax on his federal income tax return.

         4.6.3.3 If a Gross-Up Payment is determined to be payable, it shall be paid to the Executive within twenty (20) days after the Determination (and all accompanying calculations and other material supporting the Determination) is delivered to the Company by the Accounting Firm. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, absent manifest error.

         4.6.3.4 As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made ("Underpayment"), or that Gross-Up Payments will




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have been made by the Company which should not have been made ("Overpayments").
In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment (together with any interest and penalties payable by the Executive as a result of such Underpayment) shall be promptly paid by the Company to or for the benefit of the Executive.

         4.6.3.5 In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) the Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of this Section 4.6.3, which is to make the Executive whole, on an after-tax basis, from the application of the Excise Taxes, it being acknowledged and understood that the correction of an Overpayment may result in the Executive repaying to the Company an amount which is less than the Overpayment.

         4.6.3.6 The Executive shall notify the Company in writing of any claim by the Internal Revenue Service relating to the possible application of the Excise Tax under Section 4999 of the Code to any of the payments and amounts referred to herein and shall afford the Company, at its expense, the opportunity to control the defense of such claim (for the sake of clarity, if the Internal Revenue Service is successful in any such claim or the Executive reaches a final settlement with the Internal Revenue Service with respect to such claim (after having afforded the Company, at its expense, the opportunity to control the defense of such claim), the amount of the Excise Tax resulting from such successful claim or settlement shall be determinative as to whether or not there has been an Underpayment or an Overpayment for purposes of Section 4.6.3.4).

         4.6.3.7 Without limiting the intent of this Section 4.6.3 to make the Executive whole, on an after-tax basis, from the application of the Excise Taxes, all determinations by the Accounting Firm shall be made with a view to minimizing the application of Sections 280G and 4999 of the Code of any of the Total Payments, subject, however, to the following: the Accounting Firm shall make its determination on the basis of "substantial authority" (within the meaning of Section 6230 of the Code) and shall provide opinions to that effect to both the Company and the Executive upon the request of either of them.

         4.7 END OF TERM. In addition to those payments and benefits described in Section 4. 1, if the Term of this Agreement terminates pursuant to clause (i) of Section 2.1 and the Company has not made an offer to the Executive of continuing employment for a term of at least one additional year in the positions and with salary, annual bonus opportunity, pension and other perquisites and benefits, and other terms and




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conditions (except of the nature described in Sections 3.3, 3.7, 3.8 and this
Section 4.7 and other nonrecurring hems and events but specifically including, without limitation, Sections 4.2, 4.3, 4.5 and 4.6) no less favorable to the Executive than those hereunder, the Executive shall be entitled to no further payments or benefits, except that the Company shall make a monthly payment to the Executive at the end of each of the first twelve (12) months following the date of such termination equal to the product of (a) one hundred eighty percent (180%) of the Base Salary on the date of such termination, multiplied by (b) a fraction, the numerator of which is one and the denominator of which is twelve. If the Term of this Agreement terminates pursuant to clause (i) of Section 2.1 but the Company has made such an offer, the Executive shall be entitled to no further payments or benefits.

         4.8 NO MITIGATION. Upon termination of the Executive's employment with the Company, the Executive shall be under no obligation to seek other employment or otherwise to mitigate the obligations of the Company under this Agreement.

         5. PROTECTION OF CONFIDENTIAL INFORMATION; NON-COMPETITION.

         5.1 The Executive acknowledges that the Executive's services will be unique, that they will involve the development of Company-subsidized relationships with key customers, suppliers, and service providers as well as with key Company employees and that the Executive's work for the Company will give the Executive access to highly confidential information not available to the public or competitors, including trade secrets and confidential marketing, sales, product development and other data and information which it would be impracticable for the Company to effectively protect and preserve in the absence of this Section 5 and the disclosure or misappropriation of which could materially adversely affect the Company. Accordingly, the Executive agrees:

         5.1.1 except in the course of performing the Executive's duties provided for in Section 1. 1, not at any time, whether before, during or after the Executive's employment with the Company, to divulge to any other entity or person any confidential information acquired by the Executive concerning the Company's or its affiliates' financial affairs or business processes or methods or their research, development or marketing programs or plans, or any other of its or their trade secrets. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial. In the event that the Executive is requested or required to make disclosure of information subject to this Section 5. 1. 1 under any court order, subpoena or other judicial process, then, except as prohibited by law, the Executive will promptly notify the Company, take all reasonable steps requested by the Company to





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defend against the compulsory disclosure and permit the Company to control with counsel of its choice any proceeding relating to the compulsory disclosure. The Executive acknowledges that all information, the disclosure of which is prohibited by this section, is of a confidential and proprietary character and of great value to the Company.

         5.1.2 to deliver promptly to the Company on termination of the Executive's employment with the Company, or at any time that the Company may so request, all confidential memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company's business and all property associated therewith, which the Executive may then possess or have under the Executive's control.

         5.2 In consideration of the Company's entering into this Agreement, the Executive agrees that at all times during the Term and thereafter, until the first anniversary of the date of the termination of the Term for any reason, the Executive shall not, directly or indirectly, for himself or on behalf of or in conjunction with, any other person, company, partnership, corporation, business, group, or other entity (each, a "Person"):

         5.2.1 provide services to a "Competitor" (as defined below), as an officer, director, shareholder, owner, partner, joint venturer, or in any other capacity, whether as an executive, independent contractor, consultant, advisor, or sales representative; or

         5.2.2 call upon any Person who is or that is, at such date of termination, engaged in activity on behalf of the Company or any affiliate of the Company for the purpose or with the intent of enticing such Person to cease such activity on behalf of the Company or such affiliate.

         For purposes of this Agreement, "Competitor" means, on any date, a person or entity that is primarily engaged in a material line of business conducted by the Company.

         5.3 If the Executive commits a breach of any of the provisions of
Section 5.1 or 5.2 hereof, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company, and, if the Executive attempts or threatens to commit a breach of any of the provisions of Section 5.1 or 5.2, the right and remedy to be granted a preliminary and permanent injunction in any court having equity jurisdiction against the Executive committing the attempted or threatened breach, it being agreed that each of such rights and remedies shall be independent of the others and shall be severally enforceable, and that all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.





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         5.4 If any of the covenants contained in Section 5.1, 5.2 or 5.3, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

         5.5. The period during which the prohibitions of Section 5.2 are in effect shall be extended by any period or periods during which the Executive is in violation of Section 5.2.

         5.6 If any of the covenants contained in Section 5.1 or 5.2, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision so as to be enforceable to the maximum extent permitted by applicable law and, in its reduced form, said provision shall then be enforceable.

         5.7 The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5.1, 5.2 and 5.3 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties' hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

         6. INVENTIONS AND PATENTS.

         6.1 The Executive agrees that all processes, technologies and inventions (collectively, "Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, provided that such Inventions grew out of the Executive's work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive's inventorship.

         6.2 The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof

         7. INTELLECTUAL PROPERTY,

         Notwithstanding and without limiting the provisions of Section 6, the Company shall be the sole owner of all the products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with or during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive's right to receive payments hereunder), the Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

         8. INDEMNIFICATION.

         In addition to any rights to indemnification to which the Executive is entitled under the Company's charter and by-laws, to the extent permitted by applicable law, the Company will indemnify, from the assets of the Company supplemented by insurance in an amount determined by the Company, the Executive at all times, during and after the Term, and, to the maximum extent permitted by applicable law, shall pay the Executive's expenses (including reasonable attorneys' fees and expenses, which shall be paid in advance by the Company as incurred, subject to recoupment in accordance with applicable law) in connection with any threatened or actual action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission or alleged act or omission in relation to any affairs of the Company or any subsidiary or affiliate of the Company of the Executive as an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. The Company shall maintain during the Term and thereafter insurance coverage sufficient in the determination of the Company to satisfy any indemnification obligation of the Company arising under this Section 8.

         9. NOTICE.

         All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one day after sent by overnight courier or three days after mailed first class, postage prepaid, by registered or certified mail, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

                    If to the Company, to:

                    Foster Wheeler, Inc.
                    Perryville Corporate Park
                    Clinton, NJ 08809-4000
                    Attention: General Counsel

         If to the Executive, to the Executive's principal residence as reflected in the records of the Company.

         10. GENERAL.

         10.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to agreements made between residents thereof and to be performed entirely in New Jersey.

         10.2 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         10.3 This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

         10.4 This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive, nor may the Executive pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise. The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to a third party in connection with any sale, transfer or other disposition of all or substantially all of any business to which the Executive's services are then principally devoted, provided that no assignment pursuant to clause (ii) shall relieve the Company from its obligations hereunder to the extent the same are not timely discharged by such assignee.

         10.5 The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Term to the extent necessary to the intended preservation of such rights and obligations.

         10.6 This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the Party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any tem or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

         10.7 This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         11. DISPUTE RESOLUTION.

         Subject to the rights of the Company pursuant to Section 5.3 above, any controversy, claim or dispute arising out of or relating to this Agreement, the breach thereof or the Executive's employment by the Company shall be settled by arbitration with three arbitrators. The arbitration will be administered by the American Arbitration Association in accordance with its National Rules for Resolution of Employment Disputes. The arbitration proceeding shall be confidential, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall take place in the Clinton, New Jersey area, or in any other mutually agreeable location. In the event any judicial action is necessary to enforce the arbitration provisions of this Agreement, sole jurisdiction shall be in the federal and state courts, as applicable, located in New Jersey. Any request for interim injunctive relief or other provisional remedies or opposition thereto shall not be deemed to be a waiver or the right or obligation to arbitrate hereunder. The arbitrator shall have the discretion to award reasonable attorneys' fees, costs and expenses to the prevailing party. To the extent a party prevails in any dispute arising out of this Agreement or any of its terms and provisions, all reasonable costs, fees and expenses relating to such dispute, including the parties' reasonable legal fees, shall be borne by the party not prevailing in the resolution of such dispute, but only to the extent that the arbitrator or court, as the case may be, deems reasonable and appropriate given the merits of the claims and defenses asserted.

         12. FREE TO CONTRACT.

         The Executive represents and warrants to the Company that he is able freely to accept engagement and employment by the Company as described in this Agreement and that there are no existing agreements, arrangements or understandings, written or oral, that would prevent him from entering into this Agreement, would prevent him or restrict him in any way from rendering services to the Company as provided herein during the Term or would be breached by the future performance by the Executive of his duties hereunder. The Executive also represents and warrants that no fee, charge or expense of any sort is due from the Company to any third person engaged by the Executive in connection with his engagement or employment by the Company hereunder, except as disclosed in this Agreement.

         13. SUBSIDIARIES AND AFFILIATES.

         As used herein, the term "subsidiary" shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term "affiliate" shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                                 FOSTER WHEELER LTD.


                                                 By: /s/ Joseph J. Melone
                                                     --------------------
                                                 Name:
                                                 Title:


                                                 /S/ RAYMOND J. MILCHOVICH
                                                 ______________________________
                                                    Raymond J. Milchovich



                                                                                EXHIBIT A

GRANT DATE OF OPTION(1)     NUMBER OF SHARES           DATE BECOMING VESTED AND EXERCISABLE(2)
---------------------       ----------------           ---------------------------------------
Effective Date              1,300,000                  Portion of such option representing
                                                       260,000 shares on each date immediately
                                                       preceding each of the first through fifth
                                                       anniversaries of the Effective Date.

First anniversary of the    A number of shares         Portion of such option representing one-
Effective Date              such that the Black-       fourth of the number of shares represented
                            Scholes value(3) of        by such option on each date immediately
                            such option on such        preceding each of the second through
                            grant date equals          fifth anniversaries of the Effective Date.
                            $2.5 million dollars;
                            PROVIDED, that such
                            number of shares
                            shall be not less than
                            350,000 and not
                            more than 500,000.


__________________

1 Subject to the Executive's continued employment with the Company on the grant date.

2 Subject to the Executive's continued employment with the Company through the vesting date, except as specifically provided in the Agreement.

3 The calculation of the Black-Scholes value of any option granted hereunder shall be made by the Compensation Committee of the Board and shall assume:
     (i) a ten-year option term; (ii) an option life equivalent to 70% of the option; (iii) the Company dividend rate on the date of such calculation, if reasonably anticipated to continue; (iv) a risk free rate of return (equivalent to the seven-year U.S. Treasury bill rate) on the date of such calculation; (v) the volatility factor of the Company's common stock based on the weekly closing trading price for the five-year period immediately preceding such calculation; and (vi) an option exercise price equal to the closing price of a share of Company common stock on the date of grant. The calculation will be performed according to the above by the consulting firm of Frederic W. Cook Co, Inc.


Second anniversary of    A number of shares           Portion of such option
the Effective Date       such that the Black-         representing one third of
                         Scholes value of             the number of shares
                         such option on such          represented by such option
                         grant date equals            on each date immediately
                         $2.5 million dollars;        preceding each of the
                         PROVIDED, that such          third through fifth
                         number of shares             anniversaries of the
                         shall be not less than       Effective Date.
                         350,000 and not
                         more than 500,000.

                                                                       EXHIBIT B

                             PERQUISITES AND OTHER BENEFITS

It is agreed that in addition to the provisions stated in the prior pages of this Agreement, the following would be provided to the Executive:

PERQUISITES :

         1. A company-furnished automobile selected by the Executive and substantially similar to that provided by his prior employer for the exclusive use of the Executive or equivalent allowance per month to reimburse the Executive for his cost.

         2. A company-provided country club membership to include initiation fee, annual dues, assessments, as required, and house fee minimums.

         3. The Company will provide the following for business use in the Executive's home: telephone and fax machine with printer and other required equipment.

         4. Should the personal security of the Executive become an issue, reasonable security measures to be provided by the Company, as required and as determined by the Executive and approved by the Compensation Committee of the Board of Directors.

         5. Reimbursement of the Executive's reasonable one-time legal and consultant fees not to exceed $20,000.

         6. Annual reimbursement of up to $9,500 for fees associated with financial planning and income tax advice and document preparation, plus a one-time reimbursement of up to $10,000 for legal fees connected with the establishment and maintenance of an estate plan during the Term.

OTHER BENEFITS AND COVERAGE :

         1. Reimbursement for relocation expenses so as to preclude any out-of-pocket expenses in connection with a move to the New Jersey area covering the following:

         (i) Closing costs and legal expenses in connection with the sale of current home to include realtor fee.

         (ii) Interest-free equity advance toward the purchase of a new home should such closing occur prior to sale of current home.

         (iii) Option of third-party buyout of current home with equity based on the average of three independent appraisals.

         (iv) Closing costs related purchase of a new home.

         (v) Reimbursement of mortgage interest, taxes, and insurance plus reasonable maintenance of current home if New Jersey area home is purchased prior to sale of Houston home. Such reimbursements to continue for up to one year, if required.

         (vi) Reimbursement for temporary living expenses in New Jersey area, as required, until a new home is purchased and available for occupancy.

         (vii) Payment of packing/unpacking and transportation of household goods and furnishings and personal automobiles from Houston to New Jersey area. Competitively priced van lines may be selected by the Executive.

         (viii) Reimbursement for house hunting trips for the Executive and spouse.

         2. The Company will provide for medical insurance for the Executive and his family including dependent children to age 25.

         3. The Company will provide retiree medical coverage on a tax-free basis at the current Kaiser level offset by the amount actually provided by Kaiser.

         4. The Company will provide five (5) weeks paid vacation annually.

         5. The Company will provide $800,000 term life insurance during term of this Agreement.

         6. The Company to provide for one annual physical examination for the Executive.

                                                                     EXHIBIT C

The Company shall issue a clean, irrevocable, pay Letter of Credit to the Executive issued by a financial institution mutually acceptable to the Company and the Executive in form and substance acceptable to Executive to provide on a make-whole basis the value of the projected Kaiser payment lump sum SERP at the fifth anniversary of the Effective Date (not to exceed $4.333 million) subject to the following:

         1. Funded by a Letter of Credit with one half (1/2) of such amount provided on the Effective Date and the balance provided quarterly during the term of this Agreement on the first day of each calendar quarter;

         2. Vested and payable at the fifth anniversary of the Effective Date if the Executive is still employed or at earlier termination by Company without Cause (see below), by the Executive for Good Reason (see below), or because of death or disability (as described in this Agreement); and

         3. Vesting and payment accelerated to immediate full accrual, full vesting and immediate payment of the balance due on the first to occur of termination by Company without Cause, by the Executive for Good Reason, or because of death or disability (as described in this Agreement).

         4. Subject to the Executive's reasonable consent, the Company may use other vehicles to effectuate this guarantee.